Exhibit 99.1

EDCI Holdings, Inc. Announces Stockholder Approval of Split Transaction

NEW YORK, (Wednesday), November 10, 2010 /PRNewswire / -- EDCI Holdings, Inc. (OTC: EDCI) (the “Company” or “EDCI”), today announced that, at the Company’s Special Meeting of Stockholders held on November 8, 2010, the stockholders of EDCI voted to approve a proposal to effect a 1-for-1,400 reverse stock split of the Company’s common stock, followed immediately by a 1,400-for-1 forward stock split (the “Split Transaction”).  The Split Transaction was consummated by the Company on November 10, 2010, by filing amendments to the Company’s Certificate of Incorporation with the Delaware Secretary of State effectuating the reverse and forward stock splits. In regards to the Split Transaction, stockholders with fewer than 1,400 shares of EDCI common stock held of record immediately before the split transaction will receive cash payments in lieu of fractional shares equal to $3.44 per pre-split share.  EDCI anticipates that stockholders who are to be cashed out in conjunction with the Split Transaction will receive payment for their shares by November 19, 2010 or as soon as practicable thereafter.

As previously announced, EDCI has reserved $4.0 million of dissolution proceeds to implement the Split Transaction and pay the consideration to those stockholders being cashed-out. Currently, EDCI only anticipates cashing out approximately 760,000 shares, but has reserved $4.0 million in the event a greater number of shares are required to be cashed out based on the final share totals as of the record date for the Split Transaction.  The exact of number of shares to be cashed out in the Split Transaction will be based on the share information that EDCI receives from its exchange agent in the week following the effectuation of the transaction.  After this process is complete, EDCI plans to make an additional distribution by the end of November 2010, which is expected to be primarily comprised of the $1.3 million of public costs EDCI is no longer required to reserve for as a result of the deregistration of EDCI’s common stock under the Exchange Act and the portion of the $4.0 million that was reserved for implementation of the Split Transaction that was not used to cash-out stockholders.

About EDCI Holdings, Inc.

EDCI Holdings, Inc. (OTC: EDCI) is engaged in carrying-out its Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”), which was approved by EDCI’s stockholders on January 7, 2010.  EDCI is also the majority equity-holder of Entertainment Distribution Company, LLC (“EDC”), a European provider of supply chain services to the optical disc market. For more information, please visit www.edcih.com.

Cautionary Statement About Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements include, without limitation, statements regarding the completion of the split transaction described herein, the proposed terms of the reverse and forward stock splits, the timing and effectiveness of the split transaction and the deregistration and delisting of EDCI’s common stock, and the timing of certain actions contemplated by the Plan of Dissolution.  When used in this press release, the words “anticipates,” “will,” “expects,” or “intends to” and other similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are based on the opinions, expectations, forecasts, assumptions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results or the level of activity, performance or achievements expressed or implied by such statements to differ materially from our expectations of future results, level of activity, performance or achievements expressed or implied by those statements.  Such differences may be caused by factors such as, but not limited to, EDCI’s ability to sell or monetize its assets in a timely manner or at all pursuant to its Plan of Dissolution; EDCI’s ability to settle, make reasonable provision for, or otherwise resolve its liabilities and obligations; a change in economic conditions; the risks associated with EDCI’s dependence on Universal Music Group’s cooperation regarding any transaction involving EDC; and our Board of Director’s ability to abandon or delay the implementation of the split transaction and/or the Plan of Dissolution.  More information about these and other important factors that could affect our business and financial results is included in the Company’s reports filed with the SEC, including our quarterly report on Form 10-Q we filed with the SEC on August 10, 2010, our annual report on Form 10-K we filed with the SEC on March 5, 2010, and the definitive proxy statements we filed with the SEC on May 3 and October 12, 2010, as well as EDCI’s other filings with the SEC. EDCI undertakes no obligation to publicly update or revise any forward-looking statements.

Source: EDCI Holdings, Inc.

CONTACT: Matthew K. Behrent, Executive Vice President of Corporate Development, at (646) 201-9549 or Kyle E. Blue, Treasurer at (317) 348-1940.  Web site: www.edcih.com